Prospectus Supplement No. 2 (to prospectus dated November 16, 2020)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-249779

633,750,000 Shares of Class A Common Stock

24,500,000 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 16, 2020 (as amended or supplemented through the date hereof, the “Prospectus”), related to: (1) (a) 415,700,000 shares of Class A common stock issued in connection with the Business Combination, (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment, (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill’s Class B common stock in connection with the Transactions and (d) 58,500,000 shares of our Class A common stock that may be issued upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants and (2) the offer and sale from time to time by the Selling Securityholders named in the Prospectus, or their permitted transferees, of (a) up to 633,750,000 shares of our Class A common stock (which includes up to 58,500,000 shares of Class A common stock issuable upon the exercise of outstanding warrants) and (b) up to 24,500,000 warrants representing the Private Placement Warrants and Working Capital Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Class A common stock is listed on The New York Stock Exchange under the symbol “MPLN.” On December 31, 2021, the last reported sale price of our Class A common stock on The New York Stock Exchange was $7.99 per share.

Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 22 of the prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):

January 1, 2021

MultiPlan Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39228	83-3536151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Fifth Avenue

New York, New York, 10003

(212) 780-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Shares of Class A common stock, $0.0001 par value per share	MPLN	New York Stock Exchange

Warrants	MPLN.W	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Unless the context otherwise requires, “we,” “us,” “our,” “MultiPlan” and the “Company” refer to MultiPlan Corporation, a Delaware corporation, and its consolidated subsidiaries.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2021, the board of the directors of the Company (the “Board”) elected C. Martin Harris to the Board as a Class I director. Mr. Harris was appointed to the Board as an independent director in accordance with the terms of the Investor Rights Agreement, dated as of July 12, 2020, by and among the Company and the other parties thereto. The Board will determine whether Mr. Harris will be a member of one or more of the committees of the Board at a later date. Mr. Harris does not have a family relationship with any of our directors or executive officers and does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. Harris, the size of the Board was increased from ten to eleven members.

Mr. Harris will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation policy described in “Executive Compensation−Director Compensation” of the Company’s Prospectus, dated November 16, 2020 and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3), and enter into the Company’s standard form indemnification agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

MultiPlan Corporation

By:	/s/ Jeffrey Doctoroff
Name:	Jeffrey Doctoroff
Title:	General Counsel

Date: January 4, 2021